EXHIBIT 4.4

CALEDONIA FINANCIAL CORPORATION

1998 STOCK OPTION PLAN

          CALEDONIA FINANCIAL CORPORATION, a Michigan corporation (the "Company"), hereby establishes the Caledonia Financial Corporation 1998 Stock Option Plan ("Plan"), according to the following terms and conditions:

          1.          Definitions. The following terms as used herein shall have the following meanings:

                    (a)          "Board" shall mean the Board of Directors of the Company.

                    (b)          "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

                    (c)          "Shares" shall mean shares of the Company's common stock, par value $1.00 per share (or any other shares substituted therefore pursuant to Section 5(d) hereof).

                    (d)          "Employee(s)" shall mean those employees of the Company, a Parent or a Subsidiary designated from time to time by the Board.

                    (e)          "Incentive Stock Option(s)" shall mean a right to purchase Shares under this Plan which is intended to qualify as an incentive stock option under Section 422 of the Code (or any successor provision of the Code).

                    (f)          "Option(s)" shall mean Incentive Stock Options granted under this Plan.

                    (g)          "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                    (h)          "Parent" shall mean any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                    (i)          "Option Holder(s)" shall mean Employees holding Incentive Stock Options and as set forth in Section 4(f) of this Plan.

          2.          Plan. The Company may grant an Employee one or more Options to purchase Shares in accordance with the terms and conditions of this Plan, provided such grant is in connection with the Employee's employment with the Company, a Parent or a Subsidiary.

          3.          Aggregate Number of Shares. Subject to the provisions of Section 5(d) hereof, the Shares with respect to which Options may be granted under this Plan and which may be issued upon the exercise thereof shall not exceed, in the aggregate, fifty thousand (50,000) Shares.

          4.          Options. The Board shall determine the dates on which Options are granted, the number of Shares subject to each Option, the Option prices, how and when Options may be exercised and the duration of Options.

          (a)          Option Agreement. All Options shall be evidenced by an agreement ("Grant of Option") in such form as shall be determined from time to time by the Board and shall in any event be subject to the terms and conditions of this Plan.

          (b)          Option Price. The option price (the "Option Price") for each Share which is subject to an Option shall not be less than 100% of each Share's fair market value on the date the Option is granted; provided, however, that if an Option is granted to a person who owns more than 10% of the total combined voting power of the stock of the Company or of a Parent corporation or a Subsidiary corporation determined pursuant to the Code and the regulations thereunder (a "10% Shareholder"), then the Option Price per share shall be at least 110% of its fair market value on the date the Option is granted. The Board shall act in good faith to determine the fair market value of Shares subject to Options. Fair market value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

          (c)          Aggregate Fair Market Value. The aggregate fair market value (determined at the time an Option is granted) of Shares with respect to which Options are exercisable for the first time by any Option Holder during any calendar year (under all plans of the Company, its Parent and any Subsidiary) shall not exceed $100,000 calculated pursuant to the Code.

          (d)          Grant of Options. No Option shall be granted under this Plan more than ten (10) years from the date this Plan is adopted or the date this Plan is approved by the Company's shareholders, whichever is earlier.

          (e)          Term of Options. No Option shall be exercisable more than ten (10) years after it is granted. For any grant of an Option to a l0% Shareholder (at the time of the grant), no Option shall be exercisable more than ten (10) years after it is granted.

          (f)          Exercise of Options. Options shall be exercised by written notice to the Company (to the attention of the Company's President or if the Option Holder is the President, to the Company's Secretary) accompanied by payment of the Option Price, with payment being made in cash pursuant to the terms set forth in the Grant of Option. At all times during the period beginning on the date of the granting of the Option and ending on the day three (3) months before the date of such exercise of an Option, such Option Holder shall have been an Employee. In the case of an Employee who is disabled (within the meaning of Code Section 22(e)(3) or successor legislation), this three (3) month period shall be one (1) year. An Option may be exercisable after the death of an Employee provided the transferee of such Option receives such Option pursuant to the requirements of Code Section 422(b)(5). An Option may be exercised at any time or from time to time prior to expiration of the term unless otherwise specified in this Plan or in the Grant of Option.

          (g)          Disposition of Shares. With respect to any Shares acquired by an Employee through the exercise of an Option, to be eligible to qualify as an "Incentive Stock Option" under Section 422 of the Code, the Employee shall not cause or allow a disposition (as defined in Section 424(c) of the Code) of such Shares for the later of:

                              (i)          two (2) years from the date the applicable Option was granted; or

                              (ii)          one (1) year after the transfer of such Shares to the Employee.

          5.          Additional Provisions.

          (a)          Additional Conditions. The Board may, at the time of granting any Option, include such additional conditions, provisions and limitations in the Grant of Option as the Board shall deem advisable, provided they do not conflict with the Code with respect to any grant of an Incentive Stock Option.

          (b)          Listing, Registration, Compliance With Laws and Regulations. If at any time the Board shall determine, in its sole discretion, that the listing, registration, or qualification of Shares subject to an Option is required under any securities exchange or under any state or federal law or regulation, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition to or in connection with the granting of such Option or the issuance or purchase of Shares thereunder, no Option may be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board, and the Option Holder shall supply the Company with such certificates, representations, and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Option may be exercised, the Board may, in its sole discretion and without the Option Holder's consent, reduce such period on not less than 15 days prior written notice to the Option Holder.

          (c)          Non-Transferability. Any Option granted under this Plan cannot be:

          (i)          transferred by the Option Holder, other than by will or by the laws of descent and distribution; or

          (ii)          exercised by anyone other than the Option Holder during the Option Holder's lifetime.

          (d)          Adjustment for Changes in Common Stock. In the event of a reorganization, recapitalization, stock split, spin-off, stock dividend, reclassification, subdivision or combination of Shares, merger, consolidation, rights offering, or any other change with respect to Shares or the corporate structure of the Company, the Board shall make such equitable adjustment as it, in its sole discretion, deems appropriate in the number and character of Shares subject to outstanding Options and/or in the applicable Option Prices; provided, however, that no such adjustment shall give the Option Holder any additional benefits under any Option. This provision shall be interpreted so as to comply with Code Section 424(a) or successor legislation.

          (e)          Loans. Subject to the sole discretion of the Board, the Company may loan the Option Holder funds (on such terms as the Board deems appropriate) to finance the exercise of any Option.

          (f)          Taxes. The Company shall be entitled, if necessary or desirable, to withhold (or secure payment from the Plan participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable and/or share issuable under this Plan, and the Company may defer such payment or issuance unless indemnified to its satisfaction.

          6.          Condition Precedent. As a condition precedent to the Option Holder's exercise of any Option, legal counsel for the Company shall have determined, to its satisfaction, that the sale of Shares to the Option Holder is exempt from registration under all applicable state and federal securities laws and does not violate any such laws and does not require any filing with any state or the federal government. The Option Holder may be required by the Board to deliver information necessary to make such determination.

          7.          Administration. This Plan shall be administered by the Board. The Board shall have full power to construe and interpret this Plan and Options granted under this Plan, to establish and amend rules for the Plan's administration, to grant Options, and to correct any defect or omission or reconcile any inconsistency in this Plan or in any Option to the extent the Board deems desirable to put this Plan or any Option into effect. All actions taken by the Board pursuant to this Plan shall be binding and conclusive on all persons interested in this Plan.

          8.          Termination and Amendment. The Board at any time may suspend or terminate this Plan and/or make such additions or amendments to this Plan as it deems advisable, except that the Board may not, without further approval by the Company's shareholders: (a) increase the maximum number of Shares as to which Options may be granted under this Plan, except pursuant to Section 5(d) hereof; (b) extend the term of this Plan; (c) change the amount of or method of determining the minimum Option Price pursuant to Section 4(b) hereof, except pursuant to Section 5(d) hereof; (d) change the class of persons to whom Options may be granted under this Plan; or (e) make any changes which require Company shareholder approval as provided in Code Section 422(b)(1) or successor legislation. Suspension or termination of this Plan shall not affect any outstanding Options, all of which shall remain in force and be exercisable pursuant to the terms of this Plan and the applicable Grant of Option.